Exhibit 10.1

Execution Copy

INTELLECTUAL PROPERTY TRANSFER AGREEMENT

BY AND BETWEEN

ATRITECH, INC.

AND

EV3 ENDOVASCULAR, INC.

JUNE 15, 2007

TABLE OF CONTENTS

ARTICLE I. TRANSFER OF INTELLECTUAL PROPERTY; ASSUMPTION OF LIABILITIES		1
1.01.	Transfer of Intellectual Property	1
1.02.	Excluded Intellectual Property	2
1.03.	Assumption of Liabilities	3
1.04.	Excluded Liabilities	3
ARTICLE II. PURCHASE PRICE		4
2.01.	Amount	4
ARTICLE III. CLOSING		4
3.01.	Closing	4
3.02.	General Procedure	4
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF SELLER		4
4.01.	Incorporation and Corporate Power	5
4.02.	Execution, Delivery; Valid and Binding Agreement	5
4.03.	Authority; No Breach	5
4.04.	Governmental Authorities; Consents	5
4.05.	No Material Adverse Changes	6
4.06.	Title to Transferred Intellectual Property	6
4.07.	Tax Matters	6
4.08.	Intellectual Property Rights	6
4.09.	Litigation	8
4.10.	Brokerage	8
4.11.	Disclosure	8
4.12.	Acquisition of Equity Consideration as Investment	8
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER		8
5.01.	Incorporation and Power	8
5.02.	Execution, Delivery; Valid and Binding Agreement	8
5.03.	Authority No Breach	8
5.04.	Governmental Authorities; Consents	9
5.05.	Capitalization	9
5.06.	Financial Condition	10
5.07.	Debt Instruments	10

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5.08.	Brokerage	10
5.09.	Disclosure	10
ARTICLE VI. COVENANTS OF SELLER		10
6.01.	Use of Name	10
6.02.	Tax Matters	10
6.03.	Protection of Trade Secrets, Know-How and Other Confidential Information	10
6.04.	Noncompetition	11
6.05.	Cooperation and Exchange of Information	12
6.06.	Access to Applicable Correspondence, Applicable Data and Applicable Regulatory Records	13
6.07.	Post-Closing Deliverables	13
ARTICLE VII. COVENANTS OF BUYER		13
7.01.	Anti-Dilution Protection	13
	ARTICLE VIII. CLOSING DELIVERIES	14
8.01.	Seller’s Closing Deliveries	14
8.02.	Buyer’s Closing Deliveries	14
ARTICLE IX. SURVIVAL; INDEMNIFICATION		15
9.01.	Reliance and Survival of Representations and Warranties	15
9.02.	Indemnification by Seller	15
9.03.	Indemnification by Buyer	16
9.04.	Method of Asserting Claims	16
9.05.	Limitations on Indemnification	18
9.06.	Materiality	19
ARTICLE X. MISCELLANEOUS		19
10.01.	Press Releases and Announcements	19
10.02.	Confidentiality Relating to Agreement	19
10.03.	Expenses	19
10.04.	Further Assurances	19
10.05.	Schedules	20
10.06.	Amendment and Waiver	20
10.07.	Notices	20
10.08.	Binding Effect; Assignment	21

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10.09.	Severability	21
10.10.	Complete Agreement	21
10.11.	Counterparts	21
10.12.	Governing Law	21
10.13.	Jurisdiction	21
10.14.	Waiver of Jury Trial	22
10.15.	Specific Performance	22

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INTELLECTUAL PROPERTY TRANSFER AGREEMENT

This INTELLECTUAL PROPERTY TRANSFER AGREEMENT (this “Agreement”), dated as of June 15, 2007, is made and entered into by and between Atritech, Inc., a Delaware corporation (“Buyer”) and ev3 Endovascular, Inc., a Delaware corporation (“Seller”).

WHEREAS, Seller owns certain technologies and other intellectual property (the “Applicable Technology”) relating to percutaneously delivered implants within the left atrial appendage for prevention of emboli migration out of the appendage (the “LAA Field of Use”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, all right title and interest in certain of Seller’s Applicable Technology on the terms and subject to the conditions set forth in this Agreement, which consist of patents and patent applications sold to Buyer under Section 1.01(a) and are referred to as the Transferred Patent Rights, and patents and patent applications sold to Buyer under Section 1.01(b), but subject to license rights to Seller, and are referred to as Transferred Patents Subject to Licenses;

WHEREAS, Seller desires to obtain from Buyer a world wide, perpetual, royalty-free license for use outside of the LAA Field of Use to the Transferred Patents Subject to Licenses listed in Schedule 1.01(b) pursuant to a license agreement being entered into by the parties simultaneously with this Agreement (the “Buyer License Agreement”); and

WHEREAS, Buyer desires to obtain from Seller a world wide, perpetual, royalty-free license within the LAA Field of Use to the Patents Retained Subject to Licenses listed in Schedule 1.02(l) pursuant to a license agreement being entered into by the parties simultaneously with this Agreement (the “Seller License Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
TRANSFER OF INTELLECTUAL PROPERTY;
ASSUMPTION OF LIABILITIES

1.01.        Transfer of Intellectual Property.  On the terms and conditions set forth in this Agreement, Seller shall, at the Closing (as defined in Section 3.01 hereof), sell, transfer and assign to Buyer, free and clear of all liens and encumbrances other than any encumbrances or restrictions that result from or arise out of the Buyer License Agreement, and Buyer shall purchase and acquire from Seller, all right, title and interest in and to the Applicable Technology described as follows (collectively, the “Transferred Intellectual Property”):

(a)           all patents and patent applications, relating primarily to the Applicable Technology, consisting of the patents and patent applications described in Schedule 1.01(a) and any patents and patent applications relating, by virtue of a claim of priority, to any patents or patent applications described in Schedule 1.01(a), but excluding the patents and patent applications described in Schedule 1.02(l) (the “Transferred Patent Rights”);

(b)           all patents and patent applications, relating primarily to the Applicable Technology, consisting of the patents and patent applications described in Schedule 1.01(b) and any patents and patent applications relating, by virtue of a claim of priority, to any patents or patent applications described in Schedule 1.01(b), all of which are subject to the Buyer License Agreement, but excluding the patents and patent applications described in Schedule 1.02(l) (the “Transferred Patents Subject to Licenses”);

(c)           the trade secrets, know-how, and confidential information relating to the Transferred Intellectual Property, or protectable designs, registered or unregistered, and registrations and applications for registration thereof, and all rights Seller may have to institute or maintain any action to protect the same and recover damages for infringement or misappropriation or misuse thereof; and

(d)           all documents or other tangible materials embodying or relating primarily to the intellectual property described in (a), (b) or (c) above, including but not limited to all laboratory or inventor notebooks referencing the intellectual property described in (a), (b) or (c) above.

The parties hereto expressly agree that Buyer is not assuming any of the liabilities, obligations or undertakings relating to the foregoing Transferred Intellectual Property.

1.02.        Excluded Intellectual Property.  Other than the Transferred Intellectual Property specified in Section 1.01, all other Seller assets shall be retained by Seller and shall not be sold, transferred or assigned to Buyer in connection with the purchase of the Transferred Intellectual Property, including the following assets:

(a)           all trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, and registrations and applications for registration thereof, regardless of whether or not relating to the Applicable Technology;

(b)           computer programs and software (in source code and object code formats) and related data and documentation and copyrightable subject matter;

(c)           all of Seller’s training and educational materials;

(d)           all materials and correspondence regarding reimbursement by any governmental entity or private insurer with respect to percutaneously delivered implants within the left atrial appendage for prevention of emboli migration out of the appendage (the “Applicable Correspondence”);

(e)           all regulatory and clinical trial information, data, and records, including pre-clinical work (including histological information), patient case files, case report forms, clinical trial records and case summaries with respect to patients who have undergone a procedure for a percutaneously delivered implants within the left atrial appendage for prevention of emboli migration out of the appendage that was developed by Seller or any predecessor of Seller and other business books and records and all copyright therein (the “Applicable Data”);

(f)            all of Seller’s rights to data and records relating to the Applicable Technology, including data and records relating to clinical trials, patient case files, case report forms, case summaries and government submissions and correspondence (the “Applicable Regulatory Records”);

(g)           all of Seller’s other books, records, files and documentation, including research and development records and documentation (including design history files, product development processes and controls, but not including laboratory or inventor notebooks), financial records, quality control documentation, documentation regarding manufacturing and operation processes, human resources files and records, and marketing and sales materials;

(h)           all equipment and machinery, regardless of whether or not relating to the Applicable Technology;

(i)            all inventory, regardless of whether or not relating to the Applicable Technology, wherever located, including supplies, parts, finished goods, work-in-process, product labels and packaging materials;

(j)            all contracts to which Seller is a party or a third party beneficiary, regardless of whether or not relating to the Applicable Technology;

(k)           all permits, licenses, certificates and governmental authorizations and approvals from federal, state, local and foreign authorities, regardless of whether or not relating to the Applicable Technology, held by Seller, and all pending applications for or renewals of the foregoing; and

(l)            the patents and patent applications to be licensed to Buyer under the Seller License Agreement, which patents and patent applications are listed on Schedule 1.02(l).

1.03.        Assumption of Liabilities.  Buyer shall not assume, pay, perform in accordance with their terms or otherwise satisfy, any liabilities of Seller of any nature, whether or not related to the Transferred Intellectual Property.

1.04.        Excluded Liabilities.  Seller shall retain, and Buyer shall not assume, and nothing contained in this Agreement shall be construed as an assumption by Buyer of, any liabilities, employees, obligations or undertakings of Seller of any nature whatsoever, including, without limitation, all accounts payable, litigation, debt and Taxes (as defined in Section 4.07) relating to the Transferred Intellectual Property that are attributable to periods prior to or on the Closing Date.

ARTICLE II.
PURCHASE PRICE

2.01.        Amount.  The purchase price (the “Purchase Price”) for the Transferred Intellectual Property shall be equal to the sum of the Cash Purchase Price, the value of the Equity Consideration as of the Closing Date, and the Debt Consideration described below:

(a)           The “Cash Purchase Price” shall be $2,000,000 and shall be paid by Buyer to Seller on the Closing Date in immediately available funds.

(b)           The “Equity Consideration” shall consist of the issuance by Buyer to Seller of a certificate (the “Atritech Stock Certificate”) representing 3,583,960 shares of the common stock of Buyer, par value $0.01 per share, representing approximately 8%, on a fully-diluted basis, of the equity of Buyer as of the Closing Date.

(c)           The “Debt Consideration” shall consist of a promissory note (the “Note”), in form and substance reasonably acceptable to Buyer and Seller, issued by Buyer in the amount of $5,600,000, which Note shall not bear interest and shall be subordinated to any other debt instruments issued by Buyer.

ARTICLE III.
CLOSING

3.01.        Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at such place as is mutually agreeable to Buyer and Seller, at 9:00 a.m., Central Time on June 15, 2007 or at such other place and on such other date as is mutually agreeable to Buyer and Seller after all of the conditions to the parties’ obligations set forth in Article VIII hereof have been satisfied (or waived by the party entitled to the benefit of such conditions).  The date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing shall be deemed effective as of the close of business on the Closing Date.

3.02.        General Procedure.  At the Closing, each party shall deliver to the party entitled to receipt thereof the documents required to be delivered pursuant to Article VIII hereof and such other documents, instruments and materials (or complete and accurate copies thereof, where appropriate) as may be reasonably required to effectuate the intent and provisions of this Agreement, and all such documents, instruments and materials shall be satisfactory in form and substance to counsel for the receiving party.  The conveyance, transfer, assignment and delivery of the Transferred Intellectual Property shall be effected by Seller’s execution and delivery to Buyer of a bill of sale, in form and substance reasonably acceptable to Buyer (the “Bill of Sale”) and such other instruments of conveyance, transfer, assignment and delivery as Buyer shall reasonably request to cause Seller to transfer, convey, assign and deliver the Transferred Intellectual Property to Buyer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this Article IV, references to Seller’s “knowledge” or similar qualifiers, shall mean the actual knowledge of the officers of Seller.  Seller hereby represents and warrants to Buyer that, except as set forth in the Disclosure Schedule delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule”) which Disclosure Schedule sets forth the exceptions to the representations and warranties contained in this Article IV under captions referencing the Sections to which such exceptions apply:

4.01.        Incorporation and Corporate Power.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority and all authorizations, licenses, permits and certifications necessary to carry on its business as now being conducted and to own, lease and use the Transferred Intellectual Property.

4.02.        Execution, Delivery; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the documents being executed and delivered simultaneously with this Agreement (collectively, the “Related Agreements”) by Seller and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Agreement and the Related Agreements.  This Agreement and the Related Agreements have been duly executed and delivered by Seller and, assuming that this Agreement and the Related Agreements are the valid and binding agreements of Buyer, constitute valid and binding obligations of Seller, enforceable in accordance with their terms subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.

4.03.        Authority; No Breach.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, or constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge, or encumbrance upon any of the Transferred Intellectual Property except for any encumbrances or restrictions that arise out of or result from the Buyer License Agreement or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Articles of Incorporation or Bylaws of Seller or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Seller or the Transferred Intellectual Property are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Seller or the Transferred Intellectual Property are subject.

4.04.        Governmental Authorities; Consents.  Seller is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement.

4.05.        No Material Adverse Changes.  Since December 31, 2006, there has been no change in the Transferred Intellectual Property that would have a Material Adverse Effect.  “Material Adverse Effect” shall mean any one or more events, circumstances or conditions which result in, or may reasonably be expected to result in, individually or in the aggregate, a material adverse effect on the ability of Buyer to exercise ownership rights in the Transferred Intellectual Property from and after the Closing.

4.06.        Title to Transferred Intellectual Property.  Seller owns good and marketable title to the Transferred Intellectual Property, free and clear of all liens and encumbrances except for Permitted Liens.  To the extent such documents exist, Seller has delivered or made available to Buyer copies of the title, bills of sale, or other instruments by which Seller acquired such Transferred Intellectual Property.  Upon execution and delivery by Seller of the instruments of conveyance including the Bill of Sale, Buyer will become the true and lawful owner of, and will receive good title to, the Transferred Intellectual Property, free and clear of all liens and encumbrances except for Permitted Liens.  “Permitted Liens” means (i) liens for Taxes or governmental assessments, charges or claims the payment of which is not yet due, or for Taxes the validity of which are being contested in good faith by appropriate proceedings and (ii) the terms of the Buyer License Agreement.

4.07.        Tax Matters.  There are no liens for Taxes upon any of the Transferred Intellectual Property except for Permitted Liens.  To the best of Seller’s knowledge, no proceedings have been commenced by any federal, state, local or foreign agency to create any liens for Taxes upon any of the Transferred Intellectual Property.  The term “Taxes” means all taxes, charges, fees, levies, or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property, or other taxes, customs duties, fees, assessments, or charges of any kind whatsoever, including, without limitation, all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign, upon Seller.  Seller has timely and properly paid (or has had paid on its behalf) all Taxes that were due and payable on or before the date hereof.

4.08.        Intellectual Property Rights.

(a)           Set forth on Section 4.08 of the Disclosure Schedule is a description of all of the registered Intellectual Property owned by, licensed to or otherwise controlled by Seller or an Affiliate of Seller that relates primarily or exclusively to the Applicable Technology.  Seller has not granted to any third party any license rights with respect to any of the Transferred Intellectual Property.  Seller made available for inspection by Buyer correct and complete copies of all patents, patent applications relating to the Applicable Technology and registrations and applications therefore and all licenses, sublicenses, agreements, and permissions (as amended to date) relating to the Transferred Intellectual Property.

(b)           Seller owns or has the exclusive right to use pursuant to license, sublicense, agreement or permission all of the Transferred Intellectual Property.

(c)           With respect to each item of the Transferred Intellectual Property which Seller owns, Seller solely possesses all right, title and interest in and to the item, free and clear of any lien or encumbrance except for Permitted Liens.  Seller is the official and sole owner of record of all registered Transferred Intellectual Property.  Except as set forth on Section 4.08(c) of the Disclosure Schedule, to Seller’s Knowledge, no Transferred Intellectual Property has been infringed by any person or entity.  Seller owns all of the Transferred Intellectual Property developed by its current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with Seller and no such person has any valid claim with respect to any of such Transferred Intellectual Property.  To Seller’s Knowledge, all owned Transferred Intellectual Property is valid and enforceable, and since August 10, 2002 no person or entity has asserted in writing, or to Seller’s Knowledge in any other manner, that any owned Intellectual Property is invalid or not enforceable.

(d)           All grants and registrations relating to the Transferred Intellectual Property are in full force and effect, and all actions required to keep such registrations pending or in effect or to provide full available protection of registered Transferred Intellectual Property or the Transferred Intellectual Property for which an application or a registration is pending, including payment of filing, examination, annuity, and maintenance fess and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Transferred Intellectual Property is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.

(e)           Each item of the Transferred Intellectual Property owned immediately prior to the Closing hereunder will be owned by Buyer on the same terms and conditions immediately subsequent to the Closing except for the restrictions and obligations set forth in the Buyer License Agreement.  Except as set forth on Section 4.08(e) of the Disclosure Schedule, Seller has taken commercially reasonable actions to maintain and protect each item of the Transferred Intellectual Property that it owns or uses.

(f)            Seller has not taken action, or failed to take an action, that might have the effect of estopping or otherwise limiting its right to enforce owned Transferred Intellectual Property against any Person.

(g)           With respect to the Transferred Intellectual Property or any component of any of the Transferred Intellectual Property, Seller has not, to its Knowledge, misappropriated any intellectual property right (including, but not limited to, patent, copyright, trademark, service mark, trade names, trade dress, trade secret, or know-how right) of any third-party, and Seller has not, since August 10, 2002, received, any notice of any misappropriation by Seller of any such intellectual property right of any third-party.  To Seller’s knowledge, no misappropriation of any intellectual property right of a third-party has occurred or will occur by Seller with respect to the Transferred Intellectual Property or any component of any of the Transferred Intellectual Property.

4.09.        Litigation.  There is no litigation, pending or, to the knowledge of Seller, threatened against Seller, challenging Seller’s ownership rights in the Transferred Intellectual Property, and there is no reasonable basis known to Seller for any of the foregoing.

4.10.        Brokerage.  Except as forth on Section 4.10 of the Disclosure Schedule, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Seller.

4.11.        Disclosure.  Neither this Agreement, the Related Agreements, any of the documents delivered by or on behalf of Seller pursuant to Article VIII hereof, nor the Disclosure Schedule (collectively, the “Seller Documents”), taken as a whole, contain any untrue statement of a material fact regarding the Transferred Intellectual Property or any of the other matters dealt with in this Article IV relating to Seller or the transactions contemplated by this Agreement.  The Seller Documents, taken as a whole, do not omit any material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact relating to the Transferred Intellectual Property which has not been disclosed to Buyer of which any officer or director of Seller is aware which would have a Material Adverse Effect.

4.12.        Acquisition of Equity Consideration as Investment.  Seller is acquiring the Equity Consideration for Seller’s own account and without the present intent to sell, transfer or otherwise distribute the Equity Consideration or any part thereof to any other person or entity other than to an affiliate of Seller.  Seller has received access to, if requested, all relevant organizational charter documents and other documents, records, and books pertaining to Buyer for the purpose of assessing the Equity Consideration.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

5.01.        Incorporation and Power.  Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

5.02.        Execution, Delivery; Valid and Binding Agreement.  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and the Related Agreements.  This Agreement and the Related Agreements have been duly executed and delivered by Buyer and constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms.

5.03.        Authority No Breach.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the Related Agreements and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement and the Related Agreements by Buyer and the consummation by Buyer of the transactions contemplated hereby and thereby do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, result in the creation of a right of termination or acceleration or any lien, security interest, charge or encumbrance upon any assets of Buyer, or require any authorization, consent, approval, exemption or other action by or notice to any court or other governmental body, under the provisions of the Certificate of Incorporation or Bylaws of Buyer or any indenture, mortgage, lease, loan agreement or other agreement or instrument by which Buyer or its assets are bound or affected, or any law, statute, rule or regulation or order, judgment or decree to which Buyer or its assets is subject.

5.04.        Governmental Authorities; Consents.  Buyer is not required to submit any notice, report or other filing with any governmental authority in connection with the execution or delivery by it of this Agreement or the consummation of the transactions contemplated hereby.  No consent, approval or authorization of any governmental or regulatory authority or any other party, person, or entity is required to be obtained by Buyer in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby.

5.05.        Capitalization.

(a)           As of the date hereof, the authorized capital stock of Buyer consists and will consist of 50,000,000 shares of common stock, par value $0.01 per share, of which 6,683,000 shares are issued and outstanding, 5,600,000 shares of Series A Convertible Preferred Stock, par value $0.01 per share, of which 5,600,000 shares are issued and outstanding, 8,123,560 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of which 8,123,560 shares are issued and outstanding, and 19,973,245 shares of Series C Convertible Preferred Stock, par value $0.01 per share, of which 18,212,686 shares are issued and outstanding.  All of the outstanding shares of capital stock of Buyer were duly authorized and validly issued and are fully paid and nonassessable.  As of the date hereof, each share of outstanding preferred stock is convertible into one share of common stock of Buyer and such conversion ratio shall not change as a result of this Agreement.

(b)           As of the date hereof, there are no, and at the Closing there will be no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever, other than this Agreement, under which Buyer is obligated to issue any securities of any kind representing an ownership interest in Buyer, except as set forth on Schedule 5.05(b).

(c)           No holder of any securities of Buyer is entitled to any preemptive or similar rights to purchase any securities of Buyer from Buyer as a result of this Agreement whether as a result of the issuance of shares of Equity Consideration at the Closing or any additional shares issuable with respect to the Equity Consideration after the Closing or otherwise.

5.06.        Financial Condition.  Buyer has delivered to Seller correct and complete copies of (1) the unaudited balance sheet of Buyer as at April 30, 2007 (the “Latest Balance Sheet”), and (2) the related unaudited consolidated statements of income and cash flows for the four-month period then ended.  Each of the foregoing financial statements is based upon the books and records of Buyer have been prepared in accordance with GAAP consistently applied during the periods indicated and present fairly in all material respects the financial position, results of operations and cash flows of Buyer at and as of April 30, 2007.  Since April 30, 2007, except for the transactions contemplated by this Agreement, Buyer has owned and operated its assets, properties and businesses in the ordinary course of business and there has been no any change, effect, event or condition, individually or in the aggregate, that has had or, with the passage of time, could reasonably be expected to have a material adverse effect on the business, operations or properties of Buyer.

5.07.        Debt Instruments.  Buyer has no outstanding debt instruments under which Buyer has any indebtedness.

5.08.        Brokerage.  No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

5.09.        Disclosure.  Neither this Agreement nor any of the documents delivered by or on behalf of Buyer pursuant to Article VIII hereof (collectively, the “Buyer Documents”), taken as a whole, contain any untrue statement of a material fact regarding Buyer or any of the other matters dealt with in this Article V relating to Buyer or the transactions contemplated by this Agreement.

ARTICLE VI.
COVENANTS OF SELLER

6.01.        Use of Name.  Seller agrees not to use the name PLAATO or any name reasonably similar thereto after the Closing Date.

6.02.        Tax Matters.  All Taxes imposed in connection with the transfer and sale of the Transferred Intellectual Property shall be borne by Seller, provided that Buyer shall be responsible for any use taxes in connection with its use of the Transferred Intellectual Property after the Closing.

6.03.        Protection of Trade Secrets, Know-How and Other Confidential Information.  From the date hereof until the date that is five (5) years following the date hereof, except as permitted or directed by Buyer, Seller shall not, and shall use its commercially reasonable efforts to cause its employees and affiliates to not, divulge, furnish or make accessible to anyone or use in any way any confidential or proprietary knowledge or information relating to the Transferred Intellectual Property, whether developed by Seller or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, products or future products, plans, devices or material (whether or not patented or patentable) directly or indirectly useful in any aspect for any of the Transferred Intellectual Property, any confidential or secret development or research work relating to the Transferred Intellectual Property, or any other confidential information or secret aspects of the Transferred Intellectual Property.  Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Seller shall be allowed to (i) take such actions as it deems necessary or appropriate to with respect to a clinical trial that it is currently conducting that concerns a product that incorporates some of the Applicable Technology, including without limitation the submission of data and reports to the FDA related to such trial, and (ii) from time to time after the date hereof, make such other submissions to the governmental regulatory authorities, including the FDA, as it deems necessary or appropriate, whether or not concerning the Applicable Technology or any data related thereto.  Seller acknowledges that the above-described knowledge or information constitutes a unique and valuable asset, and that any disclosure or other use of such knowledge or information by Seller would be wrongful and would cause irreparable harm to Buyer.  From the date hereof until the date that is five (5) years following the date hereof, Seller will refrain from any acts or omissions that would reduce the value of such knowledge or information to Buyer.

6.04.        Noncompetition.

(a)           For five (5) years after the Closing Date, Seller shall not and shall cause its affiliates not to, directly or indirectly, engage in, and shall use its best efforts to ensure that none of its officers directly or indirectly engage in, any Competitive Business (as defined below), whether in existence now or at any time in the future, in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, consultant, member of any association or otherwise); provided, however, that this Section 6.04(a) shall not prohibit either Seller or its affiliates from (i) acquiring any person or entity that derives less than fifty percent (50%) of its consolidated revenues (based on its most recently completed fiscal year prior to the acquisition) from a Competitive Business or (ii) being acquired by a person or entity that engages in a Competitive Business; provided, further, that, subject to the immediately following sentence, the prohibitions in this Section 6.04(a) shall not apply to any person or entity acquired under clause (i) above or any acquiring person or entity under clause (ii) above  (each, an “Exempted Person”).  For purposes of clarity, after any transaction referred to in the preceding sentence, Seller and its present affiliates (as well as any entity Seller acquires after the date hereof that is, at the time of such transaction, bound by this Section 6.04(a)) shall continue to be bound by this Section 6.04(a).  A “Competitive Business” shall mean any business or venture that designs, develops, creates, markets, distributes, or licenses or sells percutaneously delivered implants within the left atrial appendage for prevention of emboli migration out of the appendage.  The parties agree and acknowledge, that neither Warburg Pincus, L.P. nor any of its affiliates (except for ev3 Inc. and its direct and indirect subsidiaries)  shall be considered affiliates of the Seller for purposes of this Agreement (including this Section 6.04).

(b)           Seller will not directly or indirectly, induce any employee of Seller or its affiliates (other than employees of an Exempted Person) or Buyer to carry out any activity described in Section 6.03 or 6.04(a) during the time in which Seller is restricted from engaging in such activities.

(c)           Seller agrees that the restrictions and agreements contained in Sections 6.03 or 6.04 are reasonable and necessary to protect the legitimate interests of Buyer and that any violation of Sections 6.03 or 6.04 will cause substantial and irreparable harm to Buyer that would not be quantifiable and for which no adequate remedy would exist at law and accordingly injunctive relief shall be available for any violation of Sections 6.03 or 6.04.

(d)           If the duration or extent of business activities covered by Sections 6.03 or 6.04 are in excess of what is valid and enforceable under applicable law, then such provisions shall be construed to cover only the greatest duration or activities that are valid and enforceable.  Seller acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.  The parties intend these provisions to be deemed to be a series of separate covenants, one for each and every state of the United States of America, and each and every political subdivision of each and every country outside the United States of America where these provisions is intended to be in effect.

6.05.        Cooperation and Exchange of Information.

(a)           Except with respect to the Applicable Data and the Applicable Regulatory Records, Buyer shall have the right for a period of seven years following the Closing Date to have reasonable access to such books, records and accounts, including financial and tax information, correspondence, production records, and other records of Seller relating to the Transferred Intellectual Property for the limited purposes of complying with its obligations under applicable laws and regulations.  Seller shall not destroy any such books, records or accounts retained by it without first providing Buyer with the opportunity to obtain or copy such books, records, or accounts.

(b)           Promptly upon request by Buyer made at any time during the seven-year period following the Closing Date, Seller shall authorize the release to Buyer of all files pertaining to the Transferred Intellectual Property held by any federal, state, county or local authorities, agencies or instrumentalities.

(c)           Seller upon written request by Buyer will provide to Buyer such factual information reasonably necessary for filing Tax returns, Tax planning and contesting any Tax audit that Seller possesses as Buyer may reasonably request with respect to the Transferred Intellectual Property (which information Seller agrees to maintain and preserve for so long as it may be needed by Buyer).

(d)           Seller shall provide Buyer with such cooperation and information as Buyer reasonably may request of Seller in filing any Tax return, amended return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes or in conducting any audit or proceeding in respect of Taxes.  Such cooperation and information shall include providing copies of relevant Tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by Taxing authorities.  Seller shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

6.06.        Access to Applicable Correspondence, Applicable Data and Applicable Regulatory Records.  From the date hereof until the date that is five (5) years after the Closing Date, Seller shall not, and shall cause its affiliates not to, transfer or destroy and Seller shall, and shall cause its affiliates to, afford to Buyer access to the Applicable Correspondence, the Applicable Data and the Applicable Regulatory Records, including, without limitation, the information listed on Schedule 6.06.  Such access shall be limited to allowing Buyer to view and manipulate the same at Seller’s location or at such location as Seller reasonably specifies.  For purposes of clarity, such access will not include the right to make or receive tangible or electronic copies or receive or make any electronic files of or derived from any of the Applicable Correspondence, the Applicable Data and the Applicable Regulatory Records.  In addition, to the extent that Seller has not previously filed any Applicable Data to the FDA and Buyer wishes to cite any such data, Seller will reasonably cooperate with Buyer to get on file such data with the FDA to the extent the same can be filed with the FDA in accordance with FDA rules and regulations and other applicable law, either via an annual report to the FDA or otherwise; provided, however, that Buyer shall be responsible for any third party costs incurred by Seller in connection with such cooperation.

6.07.        Post-Closing Deliverables.  As soon as practicable after the Closing, Seller will deliver to Buyer, to the extent available, the following:

(a)           a docket report showing upcoming deadlines for all Transferred Intellectual Property;

(b)           a listing of all law firms, including firm name, address, phone number and contact name, for all U.S. and foreign associates, that are currently handling each of the Transferred Intellectual Property; and

(c)           all patent files pertaining to the prosecution of all Transferred Intellectual Property (excluding files held by Seller’s law firm(s)).

ARTICLE VII.
COVENANTS OF BUYER

7.01.        Anti-Dilution Protection.  With respect to the shares represented by the Atritech Stock Certificate, Buyer shall provide anti-dilution protection for the Equity Financings completed by Buyer subsequent to the Closing Date but prior to Buyer’s initial public offering such that Buyer shall, with respect to each such subsequent Equity Financing and for no further consideration, issue to Seller such number of common shares of Buyer so that Seller’s post-Equity Financing fully-diluted ownership percentage in Buyer is equal to Seller’s fully-diluted ownership percentage in Buyer immediately prior to the closing of such Equity Financing.  “Equity Financing” means any sale or issuance of Buyer’s stock or any instrument convertible into Buyer’s stock other than (i) the issuance of options or restricted stock pursuant to Buyer’s Amended and Restated 2000 Stock Incentive Plan, as amended from time to time, up to an aggregate of 15% of Buyer’s capital stock on a fully-diluted basis, (ii) the conversion of preferred shares outstanding on the Closing Date or (iii) the issuance of any shares of capital stock of Buyer pursuant to the exercise of any option or any of the warrants outstanding as of the Closing Date to acquire shares of Buyer’s Series C Preferred Stock which such outstanding options and warrants are described on Schedule 5.05(b).

ARTICLE VIII.
CLOSING DELIVERIES

8.01.        Seller’s Closing Deliveries.  On or prior to the Closing Date, Seller shall have delivered to Buyer all of the following:

(a)           the executed Bill of Sale and such other executed instruments of conveyance, transfer, assignment and delivery as Buyer shall have reasonably requested;

(b)           a certificate of an appropriate officer of Seller certifying that the board of directors of Seller has authorized the execution, delivery, and performance of this Agreement and the Related Agreements;

(c)           copies of any third party and governmental consents and approvals required for the consummation of the transactions contemplated hereby;

(d)           an assignment, in form and substance reasonably satisfactory to Buyer, of the Transferred Intellectual Property, duly executed by Seller, together with other agreements, instruments, certificates and other documents necessary or appropriate, in the opinion of Buyer’s counsel, to assign all of Seller’s rights and interests in and to the Intellectual Property to Buyer;

(e)           a copy of the Buyer License Agreement, duly executed by Seller;

(f)            a copy of the Seller License Agreement, duly executed by Seller; and

(g)           such other certificates, documents and instruments as Buyer reasonably requests related to the transactions contemplated hereby, including receipts or other evidence satisfactory to Buyer from the federal taxing authorities, evidencing payment in full by Seller of all sales and use taxes imposed by such taxing authorities on Seller prior to the Closing Date.

8.02.        Buyer’s Closing Deliveries.  On or prior to the Closing Date, Buyer shall have delivered to Seller all of the following:

(a)           a wire transfer or bank draft in immediately available funds in the amount of the Cash Purchase Price;

(b)           the Atritech Stock Certificate;

(c)           the Note;

(d)           a certificate of an appropriate officer of Buyer certifying the text of the resolutions adopted by the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement;

(e)           a copy of the Buyer License Agreement, duly executed by Buyer;

(f)            a copy of the Seller License Agreement, duly executed by Buyer; and

(g)           such other certificates, documents and instruments as Seller or its counsel may reasonably request related to the transactions contemplated hereby.

ARTICLE IX.
SURVIVAL; INDEMNIFICATION

9.01.        Reliance and Survival of Representations and Warranties.  Notwithstanding any investigation made by or on behalf of the parties hereto or the results of any such investigation, and notwithstanding the participation of the parties in the Closing, each party shall be deemed to have relied on the representations, warranties and covenants of the other parties, and the representations and warranties contained in Article IV and Article V, and the indemnification obligations of Seller with respect thereto, shall survive the Closing for a period of 24 months, except for the representations and warranties of Section 4.07 which shall survive the Closing Date for a period of six months after the expiration of the applicable statute of limitations and the representations and warranties of Sections 4.06, 4.08, 4.10, 5.05 and 5.08 which shall survive indefinitely.

9.02.        Indemnification by Seller.  Subject to the limitations of Sections 9.01 and 9.05, Seller agrees to indemnify in full, defend and hold harmless Buyer, its respective officers, directors, employees, agents and shareholders (collectively, the “Buyer Indemnified Parties”) against any direct loss, liability, direct damage, expense or cost (including reasonable attorneys’ fees and expenses) but specifically excluding consequential damages, loss of profits, punitive damages, exemplary damages, incidental and other indirect damages (collectively, “Losses”), whether or not involving a third-party Claim (as defined in Section 9.04(a)) actually incurred or paid prior to the expiration of the indemnification obligation of Seller hereunder, which the Buyer Indemnified Parties may suffer, sustain or become subject to, as a result of any of the following:

(a)           any misrepresentation in any of the representations and warranties of Seller contained in the Seller Documents or in any certificate delivered by or on behalf of Seller pursuant to this Agreement;

(b)           any breach of, or failure to perform, any agreement or covenant of Seller contained in any of Seller Documents;

(c)           any Claim or threatened Claim against the Buyer Indemnified Parties to the extent arising in connection with the actions or inactions of Seller with respect to the Transferred Intellectual Property prior to the Closing Date;

(d)           any Claim or threatened Claim arising out of, or in connection with, the agreement and plan of merger among Appriva Medical, Inc., Microvena Corporation and Appriva Acquisition Corp., dated July 15, 2002, including, without limitation, any Contingent Payments;

(e)           any former or present employees, officers of, consultants to, or independent contractors to, Seller holding any rights in or to the Intellectual Property;

(f)            any product liability Claims relating to the Transferred Intellectual Property and/or sales of and Applicable Technology or component thereof prior to the Closing; or

(g)           any excluded liability pursuant to Section 1.04.

9.03.        Indemnification by Buyer.  Subject to the limitations of Sections 9.01 and 9.05, Buyer agrees to indemnify in full, defend and hold harmless Seller, its respective officers, directors, employees, agents and shareholders (collectively, the “Seller Indemnified Parties”) against any Losses, whether or not involving a third-party Claim or actually incurred or paid prior to the expiration of the indemnification obligations of Buyer hereunder, which Seller may suffer, sustain or become subject to as a result of any of the following:

(a)           any misrepresentation in any of the representations and warranties of Buyer contained in the Buyer Documents or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement;

(b)           any breach of, or failure to perform, any agreement or covenant of Buyer contained in the Buyer Documents; or

(c)           except to the extent that Seller agrees to indemnify Seller under Section 9.02, any Claim or threatened Claim against any Seller Indemnified Party that arises solely in connection with the actions or inactions of Buyer with respect to the Transferred Intellectual Property after the Closing Date.

9.04.        Method of Asserting Claims.  As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller, as applicable, and the “Indemnifying Party” shall refer to the party or parties hereto obligated to indemnify such Indemnified Party.

(a)           In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party for the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a “Claim”), then such Indemnified Party shall give the Indemnifying Party prompt notice thereof.  The failure to give such notice shall not affect any Indemnified Party’s ability to seek reimbursement unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Claim.  The Indemnifying Party shall be entitled to contest and defend such Claim; provided, that the Indemnifying Party (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim.  Notice of the intention so to contest and defend shall be given by the Indemnifying Party to the Indemnified Party within fifteen (15) business days after the Indemnified Party’s notice of such Claim (but, in any event, at least five (5) business days prior to the date that an answer to such Claim is due to be filed).  Such contest and defense shall be conducted by reputable attorneys employed by the Indemnifying Party.  If the Indemnifying Party fails to give such notice or assume such defense, then the Indemnified Party shall be entitled to undertake such defense and its reasonable costs and expenses (including, without limitation, attorney fees and expenses) shall be included in the Loss to be indemnified by the Indemnifying Party.  If the Indemnifying Party elects to contest and defend a Claim, the Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Indemnified Party reasonably determines that the Indemnifying Party is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing.  If the Indemnified Party elects to participate in such defense, the Indemnified Party will cooperate with the Indemnifying Party in the conduct of such defense.  Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld or delayed.  Notwithstanding the foregoing, if (i) a Claim seeks equitable relief or (ii) the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Indemnifying Party shall then have the right to contest and defend (but not settle) such Claim.

(b)           In the event any Indemnified Party should have a claim for indemnification against any Indemnifying Party (whether such claim does not involve a Claim or involves a settled or resolved Claim which the Indemnifying Party has not defended for any reason, or a Claim from which an Indemnified Party has suffered Losses by reason of the Indemnifying Party’s failure to adequately represent a Indemnified Party’s interests or otherwise to indemnify the Indemnified Party), the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party, setting forth in reasonable detail the identity, nature and estimated amount of Losses (if reasonably determinable) related to such claim or claims, with reasonable promptness and in all events prior to the expiration of the Indemnifying Party’s indemnification obligation hereunder.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within 20 days after delivery of such notice by the Indemnified Party whether the Indemnifying Party disputes the claim described in such notice, the Loss in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand.  If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute for a period of at least 30 days before submission of such claim to a court pursuant to Article IX.

9.05.        Limitations on Indemnification.

(a)           Except as provided in Section 9.05(e), Seller shall have no obligation to provide indemnification pursuant to Section 9.02(a) until the aggregate amount of Losses with respect to which the Buyer Indemnified Parties are entitled to indemnification shall exceed $15,000 (the “Basket”), in which event Seller shall be obligated to provide indemnification with respect to all such Losses.

(b)           Buyer shall have no obligation to provide indemnification pursuant to Section 9.03(a) until the aggregate amount of Losses with respect to which the Seller Indemnified Parties otherwise shall have become entitled hereunder shall exceed the Basket, in which event Buyer shall be obligated to provide indemnification with respect to all such Losses.

(c)           After the Closing, the rights set forth in this Article IX shall be each party’s sole and exclusive remedies against the other parties hereto for misrepresentations or breaches of covenants contained in this Agreement and the Related Documents.  Notwithstanding the foregoing, nothing herein shall prevent any Indemnified Party from bringing an action based upon allegations of fraud with respect to any party in connection with this Agreement and the Related Documents.  In the event such action is brought, the prevailing party’s attorneys’ fees and costs shall be paid by the nonprevailing party.

(d)           Any indemnification payable under this Article IX shall be, to the extent permitted by law, an adjustment to the Purchase Price.  Except as provided in Section 9.05(f), the amount of any indemnification to be paid (or deemed paid pursuant to the offset rights of Seller provided in subsection (e) below) pursuant to either of Section 9.02(a) and 9.03(a) shall in no event, when aggregated with other indemnity payments made hereunder (or deemed paid pursuant to the offset rights of Seller provided in subsection (e) below) to the Indemnified Party by the Indemnifying Party, exceed an amount equal to $5,000,000 (the “Cap”).

(e)           Except in the case of fraud, intentional misrepresentation, or willful misconduct or Losses recoverable by a Buyer Indemnified Party pursuant to Section 9.02(d), the amount of any Losses recoverable by a Buyer Indemnified Party shall first be offset against amounts outstanding under the Note; provided, however, that if no amounts are outstanding under the Note (because all amounts owed thereunder have been offset under this Section 9.05(e), the Note has been forgiven and fully discharged, all amounts owed have been paid, or any combination of the foregoing), then Buyer shall have full recourse to Seller under this Article IX.

(f)            Buyer agrees that the amount of Losses with respect to which the Buyer Indemnified Parties are entitled to indemnification as the result of a breach of Sections 4.06, 4.08 and 4.10 shall not be counted in determining whether the Basket has been exceeded, or the Cap has been reached, for the purposes of recovering any indemnification to be paid pursuant to Section 9.02(a).  Seller agrees that the amount of Losses with respect to which the Seller Indemnified Parties are entitled to indemnification as the result of a breach of Section 5.08 shall not be counted in determining whether the Basket has been exceeded, or the Cap has been reached, for the purposes of recovering any indemnification to be paid pursuant to Section 9.03(a).

9.06.        Materiality.  Notwithstanding any provision in this Agreement to the contrary, in determining an Indemnified Party’s Losses in connection with a breach of any representation, warranty, covenant or other agreement included in this Agreement or any of the Closing Agreements, the amount of Losses to be indemnified shall be determined without regard to any “materiality” (or correlative meanings) or “Material Adverse Effect” qualifications, provisions or exceptions set forth in such representation, warranty, covenant or other agreement but such qualifications, provisions or exceptions will be given effect for determining whether or not any breach occurred.

ARTICLE X.
MISCELLANEOUS

10.01.      Press Releases and Announcements.  Subject to the following sentence, neither party may issue a press release or make any other public announcement related to this Agreement or the transactions contemplated hereby without prior written consent of the other party, except that either party may make any disclosure or announcement required by applicable law, including the rules and regulations of Nasdaq and the rules and regulations of the SEC.  If a party desires to issue a press release or make a public announcement, the party making such disclosure shall obtain the prior written consent of the other party (which consent shall not be unreasonably delayed or withheld) prior to making such disclosure, and the parties shall use their best efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to each party.

10.02.      Confidentiality Relating to Agreement.  Neither party shall disclose this Agreement or the Related Agreements without the prior written consent of the other party provided, however, that either party may disclose this Agreement and the Related Agreements to its legal, accounting and tax advisors; provided, however, that nothing in this Section 10.02 or elsewhere in this Agreement shall prohibit any party from making any disclosure or filing such party is required to make under applicable law, including making any disclosures or filing such party is required to make in accordance with the Securities Act of 1933 or the Securities Exchange Act of 1934 or any other applicable rules and regulations of the Securities and Exchange Commission.

10.03.      Expenses.  Except as otherwise expressly provided for herein, Seller and Buyer will pay all of their own expenses (including attorneys’ and accountants’ fees) incurred in connection with the negotiation of this Agreement and the Related Agreements, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Related Agreements (whether consummated or not).

10.04.      Further Assurances.  On and after the Closing Date, Seller will take all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by Buyer to carry out any of the provisions of this Agreement; provided, however, that Buyer shall be responsible for any third party costs incurred by Seller in connection with such request by Buyer.

10.05.      Schedules.  The Disclosure Schedule contains a series of sections corresponding to the sections contained in this Agreement.  Nothing in the Disclosure Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Disclosure Schedule identifies in the corresponding schedule the exception with particularity and describes the relevant facts in detail.  Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself.  The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement unless the relevance to such other representations or warranties is reasonably apparent from the face of the disclosure.

10.06.      Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any party will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

10.07.      Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered (with written confirmation of receipt), when received if sent by a nationally recognized overnight courier service (receipt requested), five (5) business days after being mailed by first class U.S. mail, return receipt requested, or when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgement generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to Buyer and Seller will, unless another address is specified in writing, be sent to the address indicated below:

Notices to Buyer:	with a copy to:

Atritech, Inc.	Dorsey & Whitney LLP
3750 Annapolis Lane, Suite 105	50 South Sixth Street, Suite 1500
Plymouth, MN 55447	Minneapolis, Minnesota 55402
Attention: Brad Swatfager	Attention: Kenneth L. Cutler, Esq.
Facsimile No: (763) 258-0253	Facsimile: (612) 340-2868

Notices to Seller:	with a copy to:

ev3 Inc.	Oppenheimer Wolff & Donnelly LLP
9600 – 56th Avenue North, Suite 100	3300 Plaza VII
Plymouth, Minnesota 55442	45 South Seventh Street
Attention: Kevin Klemz, Esq.	Attention: Phillip B. Martin, Esq.
Facsimile No: (763) 398-7200	Facsimile: (612) 607-7100

10.08.      Binding Effect; Assignment.  This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party hereto, without the prior written consent of the other parties hereto; provided, however, that either Buyer or Seller may assign its rights and obligations hereunder to one of its affiliates but Buyer or Seller shall remain fully liable to perform its obligations hereunder if any such assignee shall fail to do so.  For purposes of clarity, any assignment by Buyer of its rights and obligations hereunder shall not alter the right of Seller to receive shares of stock of Buyer (and not such assignee) or any Successor thereto unless Seller elects to receive shares of such assignee in lieu of shares of stock of Buyer or any Successor thereto.

10.09.      Severability.  Subject to Section 6.04(d), whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.10.      Complete Agreement.  This Agreement, the Related Agreements and Schedules hereto and thereto, the Disclosure Schedule and the other documents referred to herein contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

10.11.      Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

10.12.      Governing Law.  The internal law, without regard to conflicts of laws principles, of the State of Minnesota shall govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement.

10.13.      Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting in Minneapolis, Minnesota, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.

10.14.      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.14.

10.15.      Specific Performance.  Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of Seller relating to the Applicable Technology, is unique, that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other parties not in default or in breach.  Accordingly, each of the parties agrees that the other parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity (without any requirement that Buyer provide any bond or other security).  The parties waive any defense that a remedy at law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Atritech, Inc.

/s/ Brad Swatfager
By: Brad Swatfager
Its: Treasurer/Secretary

ev3 Endovascular, Inc.

/s/ Kevin Klemz
By: Kevin Klemz
Its: Secretary